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                                                                  Exhibit 99.1


The North Face, Inc. Agrees to Extend Term of Transaction Agreement

CARBONDALE, Colo., Aug. 2 -- The North Face, Inc. announced today that the parties have agreed to extend until August 31, 1999 the termination date under the Transaction Agreement between it and TNF Acquisition LLC, an affiliate of Leonard Green & Partners, L.P. The Transaction Agreement provides for a tender offer for all shares of The North Face (other than shares held by an affiliate) and a related recapitalization. In agreeing to this extension, the parties also agreed to cap at $2.7 million the expenses payable by The North Face to TNF Acquisition if the transaction is not consummated. The parties intend to use the 30-day extension period for additional due diligence and to determine an agreed upon price for the transaction.

The North Face, Inc. designs and distributes technically sophisticated outerwear, snowsports apparel, functional sportswear, tents, sleeping bags, backpacks, daypacks, accessories and rugged footwear under The North Face(R) name. Through its subsidiary, La Sportiva USA, and its affiliate, La Sportiva S.r.L, the Company designs, manufactures and distributes rock climbing shoes, mountaineering boots and other rugged footwear under the La Sportiva name. The Company sells its products primarily to select specialty retailers throughout the United States, Europe and Canada.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, ``forward-looking statements'' for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. There can be no assurance that the transaction will be consummated. The Company cautions readers that actual results or events may differ from those indicated in the forward-looking statement.